UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2003

VENTURE CATALYST INCORPORATED
(Exact Name of registrant as specified in its charter)

UTAH	0-11532	33-0618806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

591 Camino De La Reina, Suite 418 San Diego, California	92108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 385-1000

Not Applicable
(Former name or former address, if changed since last report)

Item 5.    Other Events.

On January 14, 2003, Venture Catalyst Incorporated (“VCAT”), acting pursuant to the direction of the Special Committee of independent directors, mutually agreed with L. Donald Speer, II, VCAT’s Chief Executive Officer, Chief Operating Officer and Chairman of the Board, and Speer Casino Marketing, Inc. (“Speer Corporation”), a Delaware corporation wholly owned by Mr. Speer, to terminate the Agreement and Plan of Merger that was entered into among VCAT, Mr. Speer and Speer Corporation on May 13, 2002 (the “Merger Agreement”).

The parties decided to abandon the proposed merger and terminate the Merger Agreement because (i) the Securities and Exchange Commission (the “Commission”) informed VCAT that the contingent payments that would have been made to VCAT’s shareholders as part of the merger consideration would need to be registered with the Commission in order for the proposed merger to proceed; (ii) a number of changes in business circumstances occurred subsequent to the execution of the Merger Agreement, including the launching of the VCAT’s Mariposa software product; better than expected revenues paid to VCAT in connection with the operation of VCAT’s consulting agreement with the Barona Tribe, and the opening of the Barona Tribe’s Barona Valley Ranch Resort and Casino project; (iii) as a result of these changes in business circumstances and other business uncertainties, the independent financial advisor to the Special Committee of independent directors was unable to give an updated fairness opinion with respect to the proposed merger; and (iv) in light of the foregoing, such Special Committee was unable to continue to recommend the proposed merger to VCAT’s shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2003	VENTURE CATALYST INCORPORATED

	By:	/s/ KEVIN MCINTOSH
Kevin McIntosh Senior Vice President and Chief Financial Officer